                                                                    EXHIBIT 99.1


MOSCOW--(BUSINESS WIRE)--Aug. 7, 2003--Golden Telecom, Inc. (NASDAQ:GLDN) today announced that it has signed a share purchase agreement to acquire 100% of OOO "Sibchallenge Telecom", the leading alternative wireline operator in Krasnoyarsk. Sibchallenge Telecom owns 100% of the ownership interests in ZAO "Tel", an internet service provider, also based in Krasnoyarsk. The deal is expected to close before the end of August 2003. The closing of the transaction is subject to the receipt of normal regulatory approval and completion of conditions precedent.

    The price of the acquisition is approximately $15 million. Sibchallenge Telecom has constructed and operates 100,000 telephone numbers in Krasnoyarsk. It owns its own network in Krasnoyarsk, with an Electronic Worldwide Search Digital (EWSD) switch, 127 km of fiber-optic cable, 170 km of copper cable, and more than 30 points of presence in the city. It also has a Code Division Multiple Access (CDMA) wireless license, with approximately 8,000 users. It is the main competitor for the incumbent in Krasnoyarsk, OAO "SibirTelecom". ZAO "Tel" estimates that it controls 50% of the dial-up internet market in Krasnoyarsk. The consolidated revenue for Sibchallenge Telecom for 2003 is expected to be about $10 million and $12 million, calculated according to Russian Accounting Standards (RAS).

    About Golden Telecom (www.goldentelecom.com)

    Golden Telecom, Inc., NASDAQ: "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (CIS). The Company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev, St. Petersburg and Nizhny Novgorod; data and long-distance services using a fiber optic and satellite-based network
- including 149 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL portal; and mobile services.

    Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include our planned acquisition of OOO Sibchallenge Telecom, the expected timing of the deal closing, and the expected revenue from Sibchallenge in 2003. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition will not be completed, the possibility that regulatory approval will not be forthcoming and that expected revenue streams may not materialize. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's periodic reports on Form 8-K filed during 2003, the Company's annual report on Form 10-K for the year ended December 31, 2002, and the company's quarterly report on Form 10-Q for the period ended March 31, 2003.

    CONTACT: Golden Telecom, Inc.
             Public Relations:
             Anna Chin Ga Pin, +7-501-797-9300
             fax: +7-501-797-9332
             achin@gldn.net
              or
             Investor Relations:
             Tom Adshead, +7-501-797-9300
             fax: +7-501-797-9331
             tadshead@gldn.net
             www.goldentelecom.com